Exhibit 99.1

Contacts: Jerri Fuller Dickseski (Media) jerri.dickseski@hii-co.com 757-380-2341 Andy Green (Investors) andy.green@hii-co.com 757-688-5572

Huntington Ingalls Industries Reports Third Quarter Results; Reaches Significant Milestones on Path to 2015 Financial Targets

•	Revenues were $1.60 billion for the third quarter 2012

•	Diluted earnings per share was $0.26 for the quarter

•	Adjusted diluted earnings per share, which excludes a non-cash workers’ compensation charge and the impact of a non-cash tax expense, was $0.74

•	Cash and cash equivalents were $766 million at quarter-end

NEWPORT NEWS, Va. (Nov. 8, 2012) – Huntington Ingalls Industries (NYSE: HII) reported third quarter 2012 revenues of $1.60 billion, up 0.2 percent from the same period last year. Third quarter diluted earnings per share was $0.26, compared with a $5.07 loss per share in the same period of 2011.

Segment operating income in the quarter was $89 million, with a segment operating margin of 5.6 percent, compared to a loss of $187 million in the same period last year. Total operating income for the quarter was $66 million, compared to a loss of $190 million in the same period of 2011. The increase was primarily attributable to the absence in 2012 of the goodwill impairment charge recorded in 2011. Total operating margin was 4.1 percent for the quarter.

Cash provided by operating activities in the third quarter was $137 million, down $95 million from the same period last year. New business awards for the quarter were $1.7 billion, bringing total backlog to $16.4 billion as of Sept. 30, of which $12.9 billion is funded.

“Core operating performance at HII continues to improve, and the company remains on pace to deliver 9 percent plus operating margins by 2015,” said Mike Petters, HII’s president and chief executive officer. “Although the underperforming ships at Ingalls continue to prove challenging, we delivered LPD-23 Anchorage during the third quarter, and we expect to deliver LPD-24 Arlington by the end of this year. Our backlog remains healthy at $16.4 billion and we are working diligently with our Navy and Coast Guard customers to provide affordable and high-quality warships.”

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

Results of Operations

The company maintains self-insured workers’ compensation plans that require an estimation of liabilities for such claims based on certain actuarial and discount rate assumptions that are evaluated at least annually. During Q3 2012, the decline in discount rates from 2011 resulted in a $24 million non-cash workers’ compensation charge to segment operating income.

	Three Months Ended September 30,
(In millions, except per share amounts)	2012	As Adjusted[1] 2012	2011	As Adjusted[2] 2011	$ Change[3]	% Change[3]
Revenues	$1,596	$1,596	$1,593	$1,593	$3	0.2%
Total segment operating income (loss)	89	113	(187)	113	—	.0%
Segment operating margin %	5.6%	7.1%	nm	7.1%		(1	) bps
Total operating income (loss)	66	90	(190)	110	(20)	(18.2)%
Operating margin %	4.1%	5.6%	nm	6.9%		(127	) bps
Net earnings (loss)	13	37	(248)	52	(15)	(28.8)%
Diluted earnings per share	$0.26	$0.74	$(5.07)	$1.05	$(0.31)	(29.5)%
Weighted average diluted shares outstanding	50.3	50.3	48.9	49.5

[1]	Non-GAAP metrics that exclude the impact of the non-cash workers’ compensation charge and a non-cash tax expense related to the Tax Matters Agreement. See Exhibit B for reconciliation.
[2]	Non-GAAP metrics that exclude the non-cash goodwill impairment charge. See Exhibit B for reconciliation.
[3]

Comparison of “As Adjusted 2012” to “As Adjusted 2011” figures. On an unadjusted basis, total segment operating income (loss) increased by $276 million, total operating income (loss) increased by $256 million, net earnings (loss) increased by $261 million and diluted earnings per share increased by $5.33.

Adjusting for the 2012 non-cash workers’ compensation charge and a non-cash goodwill impairment charge in 2011, adjusted segment operating income was $113 million in Q3 2012, flat compared to Q3 2011 on an adjusted basis. Adjusted segment operating margin was 7.1 percent in the third quarter, flat compared with the same period in 2011 on an adjusted basis.

Operating income in Q3 2012 was $66 million, whereas adjusted total operating income was $90 million, a decrease of $20 million, or 18.2 percent, from the same period of 2011 on an adjusted basis, primarily as a result of a higher FAS/CAS Adjustment. Operating margin in the third quarter was 4.1 percent, while adjusted total operating margin was 5.6 percent, a decline of 127 basis points from Q3 2011 on an adjusted basis.

Additionally, excluding an $8 million non-cash tax expense in 2012 related to the spin-off Tax Matters Agreement with Northrop Grumman, adjusted diluted earnings per share was $0.74 in the third quarter, compared with $1.05 in the same period of 2011 on an adjusted basis. Reported diluted earnings per share was $0.26 for Q3 2012.

Awards

The value of new contract awards during the three months ended Sept. 30 was approximately $1.7 billion. Significant new awards during this period included the construction contract for LPD-27 (unnamed) and continued long-lead-time procurement and construction preparation for CVN-79 John F. Kennedy.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

Operating Segment Results

Ingalls Shipbuilding

	Three Months Ended September 30,
($ in millions)	2012	As Adjusted[1] 2012	2011	As Adjusted[2] 2011	$ Change[3]	% Change[3]
Revenues	$670	$670	$740	$740	$(70)	(9.5)%
Operating income (loss)	1	10	(281)	19	(9)	(47.4)%
Operating margin %	0.1%	1.5%	nm	2.6%		(108	) bps

[1]	Non-GAAP metrics that exclude the impact of the non-cash workers’ compensation charge. See Exhibit B for reconciliation.
[2]	Non-GAAP metrics that exclude the non-cash goodwill impairment charge. See Exhibit B for reconciliation.
[3]	Comparison of “As Adjusted 2012” to “As Adjusted 2011” figures. On an unadjusted basis, operating income (loss) increased by $282 million.

Ingalls revenues for the third quarter decreased $70 million, or 9.5 percent, from the same period in 2011, driven by lower sales in amphibious assault ships, partially offset by higher sales in surface combatants and the National Security Cutter (NSC) program. The decrease in amphibious assault ships was primarily attributable to the deliveries of LPD-22 USS San Diego in 2011 and LPD-23 Anchorage in 2012, partially offset by higher sales on LPD-26 John P. Murtha, LPD-27 (unnamed) and LHA-7 Tripoli. Surface combatants sales were higher, primarily driven by increased sales on DDG-114 Ralph Johnson. NSC program sales were higher due to higher sales on NSC-4 Hamilton and NSC-5 Joshua James and the advance procurement contract on NSC-6 (unnamed).

Ingalls operating income for the third quarter was $1 million, compared with a loss of $281 million in Q3 2011. Excluding the $9 million non-cash workers’ compensation charge in 2012 and the 2011 non-cash goodwill impairment charge, Ingalls adjusted operating income for the third quarter 2012 was $10 million, compared with $19 million in the same period in 2011. Ingalls adjusted operating margin was 1.5 percent for the quarter, a decline of 108 basis points from the same period prior year on an adjusted basis. The decrease in adjusted operating income was primarily a result of unfavorable cumulative adjustments on the LPD-22 through LPD-25 contract, mainly related to LPD-24 Arlington.

Key Ingalls program milestones for the quarter:

•	Delivered LPD-23 Anchorage, the company’s seventh amphibious transport dock ship

•	Successfully completed builder’s trials for LPD-24 Arlington

•	Awarded a $1.5 billion fixed-price incentive contract for the construction of LPD-27 (unnamed)

•	Started construction on LPD-27 (unnamed)

•	Started fabrication on the next Aegis guided missile destroyer, DDG-113 John Finn

•	Awarded an $83.3 million contract for continued life-cycle engineering, modernization and support services on the fleet of USS Ticonderoga-class (CG 47) Aegis guided missile cruisers

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

Newport News Shipbuilding

	Three Months Ended September 30,
($ in millions)	2012	As Adjusted[1] 2012	2011	$ Change[2]	% Change[2]
Revenues	$944	$944	$876	$68	7.8%
Operating income	88	103	94	9	9.6%
Operating margin %	9.3%	10.9%	10.7%		18 bps

[1]	Non-GAAP metric that excludes the impact of the non-cash workers’ compensation charge. See Exhibit B for reconciliation.
[2]	Comparison of “As Adjusted 2012” to “2011” figures. On an unadjusted basis, operating income declined by $6 million.

Newport News revenues for the third quarter increased $68 million, or 7.8 percent, from the same period in 2011, primarily driven by higher sales in aircraft carriers. The increase in aircraft carriers sales was primarily driven by higher sales on the construction of CVN-78 Gerald R. Ford, construction preparation for CVN-79 John F. Kennedy, and advance planning for the CVN-72 USS Abraham Lincoln refueling and complex overhaul (RCOH) and a favorable resolution of an outstanding contract adjustment on the CVN-65 USS Enterprise extended dry-docking selected restricted availability (EDSRA) that was completed in 2010. These increases were partially offset by lower sales on the CVN-71 USS Theodore Roosevelt RCOH and engineering for CVN-78 Gerald R. Ford. Submarines sales were steady as higher sales on Block III SSN-774 Virginia-class submarines (VCS) were offset by lower sales on Block II. Energy-related service revenues were higher due to maintenance services at the Kesselring site.

Newport News operating income for the third quarter was $88 million, compared with $94 million in the same period of 2011, and operating margin was 9.3 percent, down 141 basis points from prior year. Excluding the $15 million non-cash workers’ compensation charge in 2012, adjusted operating income was $103 million, an increase of $9 million over Q3 2011. The increase was primarily due to the higher sales volume and the favorable contract resolution described above. Newport News adjusted operating margin was 10.9 percent in Q3 2012, up 18 basis points from the same period prior year.

Key Newport News program milestones for the quarter:

•	Reached 87 percent structural completion of CVN-78 Gerald R. Ford

•	Awarded a $43.4 million modification to a previously awarded contract for purchase of materials for CVN-79 John F. Kennedy

•	Awarded a $296 million contract modification, under a previously awarded contract, for continuation of long-lead-time material procurement and construction preparation of CVN-79 John F. Kennedy

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

The Company

Huntington Ingalls Industries (HII) designs, builds and maintains nuclear and non-nuclear ships for the U.S. Navy and Coast Guard and provides after-market services for military ships around the globe. For more than a century, HII has built more ships in more ship classes than any other U.S. naval shipbuilder. Employing more than 37,000 in Virginia, Mississippi, Louisiana and California, its primary business divisions are Newport News Shipbuilding and Ingalls Shipbuilding. For more information, please visit www.huntingtoningalls.com.

Huntington Ingalls Industries will webcast its earnings conference call at 9 a.m. EDT on Nov. 8. A live audio broadcast of the conference call and supplemental presentation will be available on the investor relations page of the company’s website: www.huntingtoningalls.com.

Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed in these statements. Factors that may cause such differences include: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to obtain new contracts, estimate our costs and perform effectively; risks related to our spin-off from Northrop Grumman (including our increased costs and leverage); our ability to realize the expected benefits from consolidation of our Ingalls facilities; natural disasters; adverse economic conditions in the United States and globally; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligations to update any forward-looking statements.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

Exhibit A: Financial Statements

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
(in millions, except per share amounts)	2012	2011	2012	2011
Sales and service revenues
Product sales	$1,367	$1,384	$4,224	$4,201
Service revenues	229	209	661	639

Total sales and service revenues	1,596	1,593	4,885	4,840
Cost of sales and service revenues
Cost of product sales	1,187	1,166	3,578	3,543
Cost of service revenues	186	173	562	557
Income (loss) from operating investments, net	7	9	13	17
General and administrative expenses	164	153	506	471
Goodwill impairment	—	300	—	300

Operating income (loss)	66	(190)	252	(14)
Other income (expense)
Interest expense	(29)	(30)	(88)	(75)

Earnings (loss) before income taxes	37	(220)	164	(89)
Federal income taxes	24	28	68	74

Net earnings (loss)	$13	$(248)	$96	$(163)

Basic earnings (loss) per share	$0.26	$(5.07)	$1.95	$(3.34)
Weighted-average common shares outstanding	49.6	48.9	49.3	48.8

Diluted earnings (loss) per share	$0.26	$(5.07)	$1.92	$(3.34)
Weighted-average diluted shares outstanding	50.3	48.9	49.9	48.8

Net earnings (loss) from above	$13	$(248)	$96	$(163)
Other comprehensive income (loss)
Change in unamortized benefit plan costs	23	12	68	51
Tax benefit (expense) on change in unamortized benefit plan costs	(6)	(4)	(23)	(19)

Other comprehensive income (loss), net of tax	17	8	45	32

Comprehensive income (loss)	$30	$(240)	$141	$(131)

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Unaudited)

($ in millions)	September 30 2012	December 31 2011
Assets
Current Assets
Cash and cash equivalents	$766	$915
Accounts receivable, net	883	711
Inventoried costs, net	332	380
Deferred income taxes	214	232
Prepaid expenses and other current assets	31	30

Total current assets	2,226	2,268
Property, plant, and equipment, net	1,988	2,033
Other Assets
Goodwill	844	844

Other purchased intangibles, net of accumulated amortization of $387 in 2012 and $372 in 2011	552	567
Pension plan assets	64	64
Debt issuance costs	42	48
Long-term deferred tax asset	67	128
Miscellaneous other assets	80	49

Total other assets	1,649	1,700

Total assets	$5,863	$6,001

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(Unaudited) - CONTINUED

($ in millions, except share amounts)	September 30 2012	December 31 2011
Liabilities and Stockholders’ Equity
Current Liabilities
Trade accounts payable	$292	$380
Current portion of long-term debt	43	29
Current portion of workers’ compensation liabilities	216	201
Current portion of postretirement plan liabilities	172	172
Accrued employees’ compensation	194	221
Advance payments and billings in excess of costs incurred	112	101
Provision for contract losses	4	19
Other current liabilities	206	249

Total current liabilities	1,239	1,372
Long-term debt	1,794	1,830
Other postretirement plan liabilities	594	581
Pension plan liabilities	762	936
Workers’ compensation liabilities	383	361
Other long-term liabilities	53	49

Total liabilities	4,825	5,129
Commitments and Contingencies	—	—
Stockholders’ Equity

Common stock, $0.01 par value; 150,000,000 shares authorized; 49,583,109 issued and outstanding as of September 30, 2012; 48,821,563 issued and outstanding as of December 31, 2011	—	—
Additional paid-in capital	1,887	1,862
Retained earnings (deficit)	(45)	(141)
Accumulated other comprehensive income (loss)	(804)	(849)

Total stockholders’ equity	1,038	872

Total liabilities and stockholders’ equity	$5,863	$6,001

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30
($ in millions)	2012	2011
Operating Activities
Net earnings (loss)	$96	$(163)
Adjustments to reconcile to net cash provided by (used in) operating activities
Depreciation	122	123
Amortization of purchased intangibles	15	15
Amortization of debt issuance costs	6	4
Stock-based compensation	25	22
Deferred income taxes	44	—
Goodwill impairment	—	300
Change in
Accounts receivable	(172)	(53)
Inventoried costs	57	(173)
Prepaid expenses and other assets	(8)	(36)
Accounts payable and accruals	(134)	(74)
Retiree benefits	(93)	89
Other non-cash transactions, net	1	—

Net cash provided by (used in) operating activities	(41)	54
Investing Activities
Additions to property, plant, and equipment	(92)	(119)

Net cash provided by (used in) investing activities	(92)	(119)
Financing Activities
Proceeds from issuance of long-term debt	—	1,775
Repayment of long-term debt	(22)	(14)
Debt issuance costs	—	(54)
Repayment of notes payable to former parent and accrued interest	—	(954)
Dividend to former parent in connection with spin-off	—	(1,429)
Proceeds from stock option exercises	6	1
Net transfers from (to) former parent	—	1,276

Net cash provided by (used in) financing activities	(16)	601

Change in cash and cash equivalents	(149)	536
Cash and cash equivalents, beginning of period	915	—

Cash and cash equivalents, end of period	$766	$536

Supplemental Cash Flow Disclosure
Cash paid for income taxes	$28	$34
Cash paid for interest	$102	$55
Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$2	$3

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

Exhibit B: Reconciliations

We make reference to “segment operating income,” “segment operating margin,” “adjusted segment operating income,” “adjusted segment operating margin,” “adjusted operating income,” adjusted operating margin,” “adjusted net earnings,” and “adjusted diluted earnings per share.”

Segment operating income is defined as operating income before the FAS/CAS Adjustment and deferred state income taxes.

Segment operating margin is segment operating income as a percentage of total sales and service revenues.

Adjusted segment operating income is defined as segment operating income as adjusted for the impact of the workers’ compensation charge in 2012 and the impact of the goodwill impairment charge in 2011.

Adjusted segment operating margin is defined as adjusted segment operating income as a percentage of segment sales and service revenues.

Adjusted operating income is defined as operating income adjusted for the impact of the workers’ compensation charge in 2012 and the impact of the goodwill impairment charge in 2011.

Adjusted operating margin is defined as adjusted operating income as a percentage of total sales and service revenues.

Adjusted net earnings is defined as net income adjusted for the tax-adjusted impact of the workers’ compensation charge and the tax expense related to the spin-off Tax Matters Agreement with Northrop Grumman in 2012, and the impact of the goodwill impairment charge in 2011.

Adjusted diluted earnings per share is defined as adjusted net earnings divided by the adjusted weighted-average diluted common shares outstanding.

Segment operating income and segment operating margin are two of the key metrics we use to evaluate operating performance because they exclude items that do not affect segment performance. We believe adjusted segment operating income, adjusted segment operating margin, adjusted operating income, adjusted operating margin, adjusted net earnings and adjusted diluted earnings per share are also useful metrics because they exclude non-operating items that we do not consider indicative of our core operating performance. Therefore, we believe it is appropriate to disclose these measures to help investors analyze our operating performance. However, these measures are not measures of financial performance under GAAP and may not be defined or calculated by other companies in the same manner.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

Reconciliation of Segment Operating Income and Segment Operating Margin

	Three Months Ended September 30
$ in millions	2012	2011
Sales and Service Revenues
Ingalls	$670	$740
Newport News	944	$876
Intersegment eliminations	(18)	(23)

Total sales and service revenues	$1,596	$1,593

Operating Income (Loss)
Ingalls	$1	$(281)
As a percentage of sales	0.1%	(38.0%)
Newport News	88	94
As a percentage of sales	9.3%	10.7%

Total Segment Operating Income (Loss)	89	(187)
As a percentage of sales	5.6%	(11.7%)
Non-segment factors affecting operating income
FAS/CAS Adjustment	(19)	(1)
Deferred state income taxes	(4)	(2)

Total operating income (loss)	$66	$(190)

As a percentage of sales	4.1%	(11.9%)
Interest expense	(29)	(30)
Federal income taxes	(24)	(28)

Total net earnings (loss)	$13	$(248)

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

Reconciliation of Adjusted Segment Operating Income, Adjusted Segment Operating Margin, Adjusted Operating Income and Adjusted Operating Margin

	Three Months Ended September 30
$ in millions	2012	2011
Adjusted Operating Income (Loss)
Operating Income (Loss)	$66	$(190)
As a percentage of sales	4.1%	(11.9%)
Non-segment factors affecting adjusted operating income
FAS/CAS Adjustment	19	1
Deferred state income taxes	4	2

Total Segment Operating Income (loss)	$89	$(187)
As a percentage of sales	5.6%	(11.7%)

Ingalls	$1	$(281)
Adjustment for non-cash workers’ compensation charge	9	—
Adjustment for non-cash goodwill impairment	—	300

Adjusted Ingalls	10	19
As a percentage of sales	1.5%	2.6%
Newport News	88	94
Adjustment for non-cash workers’ compensation charge	15	—

Adjusted Newport News	103	94
As a percentage of sales	10.9%	10.7%

Total Adjusted Segment Operating Income (Loss)	$113	$113
As a percentage of sales	7.1%	7.1%

Total Adjusted Operating Income (Loss)
Operating Income (Loss)	$66	$(190)
As a percentage of sales	4.1%	(11.9%)
Adjustment for non-cash workers’ compensation charge	24	—
Adjustment for non-cash goodwill impairment	—	300

Total Adjusted Operating Income (Loss)	$90	$110
As a percentage of sales	5.6%	6.9%

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com

Reconciliation of Adjusted Net Earnings and Adjusted Diluted Earnings per Share

	Three Months Ended September 30
$ in millions	2012	2011
Adjusted Net Earnings (Loss)
Net Earnings (Loss)	$13	$(248)
Adjustment for non-cash workers’ compensation charge(1)	16	—
Adjustment for non-cash goodwill impairment	—	300
Adjustment for non-cash tax expense	8	—

Adjusted Net Earnings (Loss)	37	52

Per Share Amounts
Weighted-Average Diluted Shares Outstanding	50.3	48.9
Dilutive impact excluded due to net loss position	—	0.6

Adjusted Weighted-Average Diluted Shares Outstanding(2)	50.3	49.5

Adjusted Diluted EPS
Diluted earnings (loss) per share	$0.26	($5.07)
After-tax non-cash workers' compensation charge per share	$0.32	—
Non-cash tax expense per share	$0.16	—
Non-cash goodwill impairment per share	—	$6.13
Impact of Adjusted Weighted-Average Diluted Shares Outstanding	—	($0.01)

Adjusted Diluted EPS	$0.74	$1.05

1)	Tax effected at 35% federal statutory tax rate.
2)	Adjusted weighted-average diluted common shares outstanding is a non-GAAP measure defined as weighted average common shares outstanding plus the dilutive effect of stock options and stock awards. This measure has been provided for consistency and comparability of the 2011 results with earnings per share from 2012.

Huntington Ingalls Industries

4101 Washington Ave. • Newport News, VA 23607

www.huntingtoningalls.com